Exhibit 10.49

KELLOGG COMPANY

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated as of October 25, 2013)

I.	NAME AND PURPOSE

The name of this Plan (as amended and restated, the “Plan”) is the Kellogg Company Deferred Compensation Plan for Non-Employee Directors. Its purpose is to provide non-employee Directors of Kellogg Company (the “Company”) with an opportunity to defer compensation earned as a Director. The Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code (“Code”) and shall be construed and interpreted consistent with Section 409A of the Code.

II.	EFFECTIVE DATE

The Plan was originally effective on August 1, 1986, and was previously amended and restated as of May 21, 1993, July 26, 2002, April 24, 2003 and February 17, 2006. This amendment and restatement is effective as of October 25, 2013.

With respect to the method of distribution described in Section VI. (B), this amendment and restatement is effective for those Participants who elected payment of amounts credited to their accounts on or before the effective date of this amendment and restatement in cash only to the extent those Participants consent to payment of those amounts in shares of Company Common Stock.

Any Participant whose service as a Director terminated before the effective date of this amendment and restatement shall have his or her account distributed in accordance with the terms of the Plan in effect on his or her last day of service as a Director.

III.	PARTICIPANTS

Any Director of the Company who is not an employee of the Company or of a subsidiary of the Company shall be eligible to participate in the Plan. Any eligible individual who elects to participate in the Plan is a “Participant.” The Plan Administrator shall establish an unfunded deferred compensation account for each Participant.

IV.	ELECTION OF DEFERRAL

(A)	On or before December 31 of any year during which the Plan is in effect, each eligible Director shall be entitled to make an irrevocable election to defer receipt of all or a specified portion of each component of his or her cash compensation (exclusive of expense reimbursement) otherwise payable during the following February 1 to January 31 period for service on the Board of Directors of the Company (the “Board”) and on a Committee of the Board and for service as a Chairperson of a Committee. Such compensation shall be credited to the Participant’s deferred compensation account on the date the compensation is otherwise payable pursuant to the Compensation Policy of the Kellogg Company Board of Directors (the “Compensation Policy”).

(B)	A newly-elected non-employee Director may make an irrevocable election to participate in the Plan for the remainder of the calendar year in which the Director joins the Board and the month of January of the succeeding calendar year. A newly-elected Director’s election shall be made within 30 days following the date on which the Director is elected to the Board and shall be effective with respect to compensation allocable to the quarterly period following the date on which such election is made. Deferred compensation shall be credited to the Participant’s account in the same manner described as in Section IV.(A) above.

(C)	Each Participant’s election shall include an irrevocable election as to the method by which the amounts deferred are to be distributed in accordance with Section VI below.

(D)	Participants’ elections shall be given continuing effect for subsequent years until a new notice specifying a different election is delivered to the Company in the manner described in Section IV.(A) above.

V.	DEFERRED COMPENSATION ACCOUNTS

(A)	A record keeping account shall be established and maintained for each Participant in the Plan. Compensation deferred under the Plan shall be converted into Units based on the Fair Market Value of the Company’s Common Stock (as defined in subsection (B) below), and such Units, including any fractional Units, shall be credited to each Participant’s account in accordance with the following procedures:

(1)	Compensation otherwise payable to the Participant, but deferred pursuant to the Plan, rising from payment of quarterly (or other) installments of the annual standard retainer payable to all non-employee members of the Board, shall be credited to the Participant’s account as Units, including fractional Units, on the payment dates of such installments specified in the Compensation Policy (or, if any such day is a Saturday, Sunday or holiday, the next business day); and

(2)	Compensation otherwise payable to the Participant, but deferred pursuant to the Plan, arising from payment of fees attributable to service on Committee(s) of the Board or as the Chairperson of any Committee(s), shall be credited to the Participant’s account as Units, including fractional Units, on the payment dates specified in the Compensation Policy (or, if any such day is a Saturday, Sunday or holiday, the next business day).

(B)	Each Unit shall have an initial value equal to 100% of the Fair Market Value (as defined below) of one share of Common Stock of the Company on the date earned under the Compensation Policy. The Fair Market Value of each Unit shall be the closing price per share of Common Stock of the Company on the New York Stock Exchange Composite Transactions Tape. If there is no sale of shares of Common Stock of the Company on such date, then the price per share shall be the closing price on the Composite Tape on the next preceding day on which a sale occurred.

(C)	Dividend equivalents earned on the basis of whole Units previously credited to the Participant’s account shall be credited to the Participant’s account as Units, including fractional Units, on the date any such dividend has been declared to be payable on shares of Common Stock of the Company by the Board.

(D)	Units credited to a Participant’s account, including fractional Units, shall earn dividend equivalents from the date of crediting until the date distributed to the Participant. Dividend equivalents shall be computed by multiplying the dividend paid per share of Common Stock of the Company during the period a Unit is credited to a Participant’s account by the number of whole Units so credited, but Units, including fractional Units, shall earn such dividend equivalents only as, if and when dividends are declared and paid on Company Common Stock.

VI.	METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION

(A)	No distribution of deferred compensation may be made except as provided in this Section VI.

(B)	The Fair Market Value of Units, including fractional Units, credited to a Participant’s account for each year shall be payable in shares of Company Common Stock, including fractional shares of Company Common Stock, and either in a lump sum or in up to ten annual installments.

(C)	Payment of the lump sum or the first annual installment shall be made or shall commence, as the case may be, as soon as practicable, but not later than 15 days following the date on which the Participant’s service as a Director terminates. The Fair Market Value of the Units, including fractional Units, credited to a Participant’s account for purposes of determining the amount of the lump sum payment or first annual installment shall be determined on and as of the last day of a Participant’s service as a Director in accordance with the provisions of the second and third sentences of Section V.(B).

(D)	In the case of benefits being paid in installments, dividend equivalents shall be earned and credited to the Participant’s account on and with respect to the total amount Units credited to the Participant’s account on the date earned until the account is distributed in full. Such dividend equivalents shall be computed as provided in Section V.(D) above.

(E)	If annual installments are elected for any year, the amount of the first payment shall be a fraction of the Fair Market Value of the Units credited to the Participant’s deferred compensation account for that year as of the last day of the Participant’s service as a Director, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the Fair Market Value of the remaining Units credited to the Participant’s account as of December 31 of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(F)	Each distribution of deferred compensation, subsequent to the first distribution, in annual installments, shall be made on January 10 (or, if that date is a Saturday, Sunday or holiday, the next business day) of the year, or years, as the case may be, of distribution.

(G)	At the written request of a Participant, the Company’s ERISA Administrative Committee, in its sole discretion, may authorize the cessation of deferrals by a Participant under the Plan or accelerate payment of any installments at any time after the sixth month following the Participant’s termination of service as a Director, upon a showing of unforeseeable emergency by such Participant. If the ERISA Administrative Committee authorizes any such distribution, valuation of the Units to be distributed shall be determined on the date of such authorization in accordance with the second and third sentences of Section V.(B). For purposes of this paragraph, “unforeseeable emergency” is defined as severe financial hardship resulting from extraordinary and unanticipated circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not, itself, cause severe financial hardship; and (3) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

(H)	The Participant’s account will be credited with dividend equivalents in accordance with the Plan up to the date of hardship distribution on account of an unforeseeable emergency, or the last date of the Participant’s service as a Director, whichever first occurs.

(I)	For the limited period that begins October 25, 2013 and ends January 31, 2014, a Director may elect to change the timing and form of payment in accordance with the restrictions of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(1).

VII.	DISTRIBUTION UPON DEATH

If a Participant dies while a Director, or thereafter, before receiving all amounts credited to his or her account, the unpaid amount credited to the Participant’s account shall be paid in one lump sum on the last business day of the month following the month of death to the beneficiary or beneficiaries designated by the Participant by written notice to the Company or, in the absence of such designation, to the Participant’s estate.

VIII.	PARTICIPANT’S RIGHTS IN ACCOUNT - UNFUNDED STATUS OF THE PLAN

A Participant shall not have any interest in any amount credited to his or her account until it is distributed in accordance with the Plan. Any and all payments made to a Participant pursuant to the Plan shall be made only from the general assets of the Company. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Participant is merely a general creditor of the Company; and the obligation of the Company under the Plan is purely contractual and shall not be funded or secured in any way.

IX.	NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against Units or fractional Units. No Units or fractional Units shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary prior to distribution of deferred compensation in accordance with Section VI.

X.	STATEMENT OF ACCOUNT

Statements will be sent to Participants at least twice a year as to the Fair Market Value of the Units credited to their deferred compensation accounts.

XI.	ADMINISTRATION

The Plan Administrator shall be the Company’s ERISA Administrative Committee. The ERISA Administrative Committee shall consist of not fewer than three persons who are not and cannot be Participants in the Plan, The ERISA Administrative Committee shall be appointed by, and may include, the Chairman and Chief Executive Officer of the Company.

The ERISA Administrative Committee shall remain in office at the will of the Chairman of the Board, and the Chairman of the Board may from time to time remove any of the members with or without cause and shall appoint their successors. The ERISA Administrative Committee shall have the discretionary authority to interpret, construe and implement the provisions of the Plan and to adopt rules and regulations for administering the Plan.

This Plan shall be administered and interpreted in accordance with Section 409A of the Code and the regulations and other applicable guidance promulgated thereunder. Payments made upon the termination of a Participant’s service as a Director shall be made only if the Participant incurs a “separation from service,” as defined in Section 409A of the Code.

XII.	AMENDMENT AND TERMINATION

The Plan may, at any time, be amended, modified or terminated by the Board of Directors or the Nominating and Governance Committee of the Board. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts accrued in his or her deferred compensation account.

XIII.	NOTICES

All notices to the Company under the Plan shall be delivered to the attention of the Secretary of the Company.

XIII.	SHARES; ADJUSTMENTS

Subject to the adjustments described, a total of 300,000 shares of Company Common Stock are available for use under this Plan. Such shares may be authorized but un-issued shares or treasury shares. No shares of Company Common Stock may be issued unless legal counsel for the Company believes such issuance complies with all applicable laws and stock exchange regulations. If any change is made in the shares of Company Common Stock, whether through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, change in corporate structure or otherwise, the ERISA Administrative Committee, in its sole discretion, may make appropriate adjustments in the number and value of outstanding Units, or fractional Units, and the shares subject to this Plan. The decision of the ERISA Administrative Committee as to whether to make any such adjustments, and their amount and timing, if made, shall be conclusive.

XIV.	GOVERNING LAW

To the extent not preempted by federal law, the Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to its laws with respect to choice of law.

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IN WITHNESS OF WHICH, the undersigned officer has executed this Amendment and Restatement on behalf of the Company on this 25th day of October, 2013.

KELLOGG COMPANY

/s/ Gary H. Pilnick
Gary H. Pilnick
Senior Vice President
General Counsel and Secretary